Exhibit 23.7

CONSENT OF FORTE DYNAMICS, INC.

The undersigned, in connection with the Registration Statement on Form S-3 (and any amendments, supplements and/or exhibits thereto, the “Registration Statement”) of i-80 Gold Corp. (the “Company”), hereby consents to:

i.

the public filing and/or incorporation by reference by the Company and use of the technical report summaries titled “S-K 1300 Initial Assessment & Technical Report Summary, Ruby Hill Complex, Eureka County, Nevada” dated the 27th day of March 2025, with an effective date of December 31, 2024 (the “Ruby Hill Complex 1300 Report”), which was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission (“S-K 1300”), as an exhibit to and referenced in the Registration Statement;

ii.

the use of and references to the undersigned’s name, including their status as an expert or “qualified person” (as defined in S-K 1300) on the Company’s website, or in connection with the Registration Statement; and

iii.

Any extracts or summaries from the Ruby Hill Complex 1300 Report on the Company’s website and in the Registration Statement and the use of any information derived, summarized, quoted or referenced from such technical report, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed or approved by the undersigned, that is made available on the Company’s website or included in the Registration Statement.

The undersigned is responsible for authoring and this consent pertains to the Ruby Hill Complex 1300 Report. The undersigned certifies that they have read the Registration Statement and that it fairly and accurately represents the information in the sections of the Ruby Hill Complex 1300 Report for which the undersigned is responsible.

Date: April 29, 2025

Forte Dynamics, Inc.

By:	/s/ Aaron Amoroso
Aaron Amoroso